Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-31059, 333-169057, 333-190637, 333-219823) of Stratus Properties Inc. of our report dated March 31, 2022 with respect to the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of comprehensive income (loss), equity and cash flows for each of the years in the two-year period ended December 31, 2021, which appear in the December 31, 2021 annual report on Form 10-K of Stratus Properties Inc.

/s/ BKM Sowan Horan, LLP

Austin, Texas
March 31, 2022